Exhibit 99.1

Contact:	Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.
REACHES AGREEMENT IN PRINCIPLE ON RECAPITALIZATION
WITH HOLDERS OF OVER 70% OF SENIOR NOTES

COMPANY WILL NOT PAY INTEREST ON ITS SENIOR NOTES

NEW CASTLE, DE, July 30, 2004 – Applied Extrusion Technologies, Inc. (NASDAQ NMS – AETC) announced today that it has reached an agreement in principle with six bondholders holding over 70% in aggregate outstanding principal amount of the Company’s 10¾% senior notes to recapitalize the senior notes.  Pursuant to the agreement in principle, the Company will not pay the interest on the senior notes that became due on July 1, 2004.

The recapitalization will be accomplished through a prepackaged chapter 11 plan of reorganization and will involve the exchange of the 10¾% senior notes pursuant to which the bondholders will receive 100% of the common equity of the reorganized Company and new senior notes to be issued by the reorganized Company.  The new senior notes will be unsecured, will have an aggregate principal amount of $50 million, a seven-year term and will be redeemable after the first year at declining premiums.  Interest will accrue at a rate of 12%, and may be paid in cash or in kind, unless certain minimum financial requirements are achieved, in which case the interest must be paid in cash.  All of the Company’s existing stock will be canceled and the existing stockholders will receive a ratable portion of $2.5 million in cash.  Under the prepackaged chapter 11 plan, the Company will pay its trade creditors in full on a current basis.  In addition, the reorganized Company is expected to become a non-reporting company pursuant to the U.S. securities laws; as a result, it is anticipated that there will be restrictions on trading the securities of the reorganized Company.

The Company expects to commence the solicitation of votes from the holders of its senior notes before the end of August.  If sufficient votes for a prepackaged chapter 11 plan are obtained from the holders of its senior notes, the Company will file a chapter 11 petition and seek to have the plan confirmed by the bankruptcy court.  The Company does not anticipate being subject to the bankruptcy for more than sixty days.  Under U.S. bankruptcy law, at least one-half in number and two-thirds in principal amount of an impaired class entitled to vote on a chapter 11 plan, in both cases counting only those claims actually voting on the plan, must vote in favor of the plan.  Although the holders of at least 70% of the aggregate outstanding principal amount of the senior notes have indicated that they would agree to vote in favor of the plan, there can be no assurance that sufficient votes of holders of senior notes, with respect to both the number and principal amount requirements, will be obtained to confirm a prepackaged chapter 11 plan.  In addition, consummation of the recapitalization is subject to the completion of definitive documentation and the satisfaction of customary conditions.  The Company expects the prepackaged chapter 11 plan to be confirmed by the bankruptcy court and consummated in mid- to late-fall of this year.

The Company has received financing proposals from various lenders, including GE Commercial Finance, for financing during the chapter 11 case and for exit financing.  The Company expects to have commitments with respect to such financings prior to the time it commences the solicitation of votes on its plan from the holders of its senior notes.  In addition, the Company’s bank group, led by GE Commercial Finance, has agreed to waive any event of default arising under its current credit facility with respect to the non-payment of interest on its senior notes through September 1, 2004, which date may be extended by the lenders.

Amin J. Khoury, Chairman and Chief Executive Officer of the Company commented: “We are very pleased that we have been able to reach agreement with holders of a substantial majority of our senior notes.  This recapitalization will significantly reduce debt and restore the long-term financial stability of the Company.”

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.